Exhibit 14

Execution Version

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (including the schedules, annexes and exhibits hereto, this “Agreement”), dated as of June 24, 2020, is entered into by and between AdaptHealth Corp., a Delaware corporation (the “Company”), and Deerfield Private Design Fund IV, L.P., a Delaware limited partnership (the “Holder”).

RECITALS:

A.       The Holder owns 17,179,888 shares (the “Owned Common Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), and warrants (the “Warrants”) to purchase an additional 2,474,314 shares of Class A Common Stock, in each case, which are held of record as of the date hereof set forth on Schedule A hereto.

B.       As an inducement to the Holder’s willingness to enter into the Voting Agreement (as defined in the Letter Agreement (as defined below)), the Holder and the Company entered into a letter agreement, dated as of May 25, 2020 (the “Letter Agreement”), pursuant to which the Holder and the Company agreed, among other things, to negotiate and enter into an agreement that provides for the exchange of the Owned Common Shares other than a number of Owned Common Shares equal to 4.5% of the outstanding shares of Class A Common Stock as of the date of the closing of such exchange, and after giving effect to the Exchange (as defined below), for shares of a newly-designated class of the Company’s preferred stock.

C.       The board of directors of the Company (the “Board of Directors”) has authorized the creation of a new series of preferred stock denominated as Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”) with the preferences, rights and limitations described in the Certificate of Designation of Preferences, Rights and Limitations of the Series B-1 Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”).

D.       As contemplated by the Letter Agreement, pursuant to this Agreement (and subject to the terms and conditions hereof), the Holder will exchange 15,810,547 of the Owned Common Shares (the “Exchanged Common Shares”) for an aggregate of 158,105.47 shares (the “Preferred Shares”) of Series B-1 Preferred Stock, which Preferred Shares shall be convertible from time to time by the holder thereof into shares of Class A Common Stock (the “Conversion Shares”) in accordance with the Certificate of Designation.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I.
exchange; closing

Section 1.01.      Exchange. Upon the terms, and subject to the satisfaction (or waiver) of the conditions set forth in Article IV, at the Closing, the Holder and the Company hereby agree to exchange the Exchanged Common Shares for Preferred Shares (the “Exchange”).

Section 1.02.      Closing and Settlement.

(a)               Subject to the satisfaction (or waiver) of the conditions set forth in Article IV, the closing of the Exchange (the “Closing”) shall occur on the date hereof. At the Closing,

(i)                 the Holder shall deliver or cause to be delivered to the Company the Exchanged Common Shares to the Company, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim, limitation or restriction thereto (collectively, “Liens”) other than Permitted Liens (as defined below); and

(ii)              (A) the Company shall issue to the Holder or its designee the Preferred Shares, and (B) the Company shall deliver to the Holder (or its designee) stock certificates, duly executed on behalf of the Company, representing the Preferred Shares. In addition to any contractual restrictions or lock-up agreements to which such Holder may be a party, the Preferred Shares will be subject to the same restrictions on transferability, if any, as the Conversion Shares.

(b)               Effective as of the date of the Closing (the “Closing Date”), (i) the Holder shall be deemed for all corporate purposes to have become the legal, beneficial and record holder of the Preferred Shares entitled to exercise all rights (including conversion rights) as a holder thereof and (ii) the Exchanged Common Shares shall be deemed cancelled and retired, in each case, without any further action by any party.

(c)               Effective upon the Closing, the Holder shall, automatically and irrevocably, without any further action by any party, surrender all voting rights in respect of the Exchanged Common Shares (but not, for the avoidance of doubt, any other Owned Common Shares, any Conversion Shares that are issued following the Closing upon conversion of any Preferred Shares or other securities held by the Holder as of the Closing Date). From and after the Closing, (i) the Holder shall not vote, and shall not be entitled to vote, any of the Exchanged Common Shares at any meeting of stockholders, or in connection with any written consent of stockholders, with respect to any matter and (ii) the Exchanged Common Shares shall not be considered present or entitled to vote or otherwise accounted for in connection with any meeting or vote that occurs following the Closing (including for purposes of determining the presence or absence of a quorum or the minimum vote required to approve any matter) regardless of whether the record date in respect of such meeting or written consent preceded the date of this Agreement. Other than as set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on April 29, 2020 with respect to the Company’s annual meeting of stockholders (the “2020 Annual Meeting”), the Company acknowledges and confirms that it has not set a record date for any special meeting or any other meeting of stockholders (or for purposes of determining stockholders entitled to consent to any matter in writing), and covenants and agrees to use its commercially reasonable efforts to re-set the record date for the 2020 Annual Meeting for a date that occurs after the Closing Date.

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Section 1.03.      Existing Agreements.

(a)               Notwithstanding anything to the contrary contained herein, the Preferred Shares issued in the Exchange, and the Conversion Shares issuable upon the conversion thereof, shall be entitled to the rights, privileges and benefits, and shall remain subject to the limitations, applicable to the Exchanged Common Shares pursuant to the Registration Rights Agreement (as defined below), as amended by the RRA Amendment (as defined below). The Company acknowledges and agrees that the Registration Statement (as defined in the Registration Rights Agreement) previously filed with, and declared effective by, the SEC, covering the resale of (among other shares) the Exchanged Common Shares will cover the resale by the Holder of the Conversion Shares, and that the Company will take such actions, including filing supplements to the prospectus included in such Registration Statement, as shall be necessary to ensure that such Registration Statement remains effective and available for the resale of the Conversion Shares (for the avoidance of doubt, in addition to the Retained Shares) in accordance with (and without limiting the Company’s obligations under) the Registration Rights Agreement (as amended by the RRA Amendment). Without limiting the foregoing, the Company agrees to file with the SEC such a prospectus supplement on or before 8:00 a.m. (New York City time) on June 29, 2020.

(b)               Consistent with the Subscription Agreement (as defined below), the Holder acknowledges that, during the period commencing on the Closing Date and ending on August 8, 2020, the Holder (i) will not Transfer (as defined in the Subscription Agreement), (ii) make any short sale of, grant any option for the purchase of, or (iii) enter into any hedging or similar transaction with the same economic effect as a Transfer with respect to, a number of Retained Shares, Preferred Shares and Conversion Shares in excess of the Nine-Month Permitted Transfer Amount. “Nine-Month Permitted Transfer Amount” means an aggregate number of Retained Shares, Conversion Shares and Preferred Shares (on an “as converted” basis, without giving effect to the 4.9% Cap) equal to 7,179,888 shares of Class A Common Stock (subject to appropriate adjustment for any subdivision of outstanding shares of Class A Common Stock (by any stock split, stock dividend, recapitalization or otherwise), combination of outstanding shares of Common Stock (by consolidation, combination, reverse stock split or otherwise), reclassification or other similar transaction of such character that outstanding shares of Class A Common Stock shall be changed into or become exchangeable for a larger or smaller number of shares).

Article II.

REPRESENTATIONS AND WARRANTIES

Section 2.01.      Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

(a)               Incorporation and Authority. The Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The Holder has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, and (ii) own, lease and operate its properties and carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to adversely affect the Holder’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis. The execution and delivery by the Holder of this Agreement and the RRA Amendment and the consummation by the Holder of the transactions contemplated by this Agreement and the RRA Amendment have been duly authorized by all requisite corporate or other similar organizational action on the part of the Holder. This Agreement has been, and the RRA Amendment will be, duly executed and delivered by the Holder. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and the RRA Amendment will constitute, the legal, valid and binding obligation of the Holder, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(b)               Non-Contravention.

(i)                 Neither the execution, delivery and performance by the Holder of this Agreement or the RRA Amendment, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Holder with any of the provisions hereof or thereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Holder under any of the terms, conditions or provisions of (i) its governing instruments or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Holder is a party or by which it may be bound, or to which the Holder or any of the properties or assets of the Holder may be subject, or (B) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any Law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Holder or any of their respective properties or assets, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to materially and adversely affect the Holder’s ability to perform its respective obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(ii)              Other than filings with the SEC which may be required under Section 16, Section 13(d) or Section 13(f) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) on the part of the Holder and other persons that may be deemed to beneficially own the Exchanged Common Shares or the Preferred Shares, no notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity (as defined below), nor expiration or termination of any statutory waiting period, is necessary for the consummation by the Holder of the transactions contemplated by this Agreement.

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(c)               Ownership of the Exchanged Common Shares. The Holder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) all of the Exchanged Common Shares free and clear of all Liens, other than Permitted Liens. The record holder of the Exchanged Common Shares, which are held of record as of the date hereof as set forth on Schedule A hereto, and Warrants to purchase an additional 2,474,314 shares of Class A Common Stock. Except pursuant to this Agreement and the Voting Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Holder is a party relating to the pledge, disposition or voting of any of the Exchanged Common Shares with respect to or otherwise affecting the matters covered herein and there are no voting trusts or voting agreements with respect to the Exchanged Common Shares with respect to or otherwise affecting the matters covered herein. Upon delivery of the Exchanged Common Shares to the Company, the Holder will convey, or cause to be conveyed, to the Company good, valid and marketable title to the Exchanged Common Shares, free and clear of all Liens other than Permitted Liens.

(d)               Securities Law Matters.

(i)                 The Holder acknowledges that the Preferred Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or under any state securities Laws. The Holder (A) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Preferred Shares and of making an informed investment decision, (B) is an institutional “accredited investor” (as that term is defined by Rule 501 of the Securities Act) or is a “qualified institutional buyer” (as that term is defined in Rule 144A of the Securities Act) and (C) can bear the economic risk of (x) an investment in the Preferred Shares indefinitely and (y) a total loss in respect of such investment.

(ii)              The Holder acknowledges and agrees that the Holder has had the opportunity to review the all forms, reports, prospectuses, proxy statements and documents (together with all amendments thereof and supplements thereto) required to be filed by it with the SEC since February 15, 2018 and the Holder has received such information as it deems necessary in order to make an investment decision with respect to the Preferred Shares. The Holder represents and agrees that the Holder and the Holder’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Holder and the Holder’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Preferred Shares. Notwithstanding anything to the contrary contained herein, neither any such review nor any due diligence investigation conducted by the Holder or its advisors, if any, or its representatives shall modify, amend or otherwise affect the Holder’s right to rely on the representations, warranties and covenants of the Company contained in this Agreement.

(iii)            The Holder understands that the Preferred Shares are being issued to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions.

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(e)               Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Holder.

Section 2.02.      Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date of this Agreement and as of the Closing Date as follows:

(a)               Incorporation and Authority.

(i)                 The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate or other applicable organizational power to (i) enter into, consummate the transactions contemplated by, and carry out its obligations under this Agreement, the Certificate of Designation, the RRA Amendment and each other agreement, document, instrument, schedule or certificate contemplated by this Agreement to be executed by the Company in connection with or as a condition to the Holder’s obligation to consummate the transactions contemplated hereunder (the “Ancillary Documents”), and (ii) own, lease and operate its properties and carry on its business as presently conducted, and the Company is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for any failure under clause (ii) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below).

(ii)              The execution and delivery by the Company of this Agreement and each Ancillary Document, and the consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Documents have been duly authorized by all requisite corporate or other similar organizational action on the part of the Company. Without limiting the foregoing, no stockholder approval is required in connection with the execution and delivery of this Agreement or any Ancillary Document, or the consummation of the transactions contemplated hereby or thereby (including the issuance of the Preferred Shares and all of the Conversion Shares issuable upon conversion thereof), including any stockholder approval that would be necessary to remain in compliance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) or required under the rules and regulations of the SEC or the General Corporation Law of the State of Delaware. This Agreement has been, and each Ancillary Document will be, duly executed and delivered by the Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and each of the Ancillary Documents will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

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(iii)            Neither the execution and delivery by the Company of this Agreement and each Ancillary Document, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof will (a) violate or conflict with the organizational documents of the Company, (b) conflict with or violate any Law applicable to the Company or by which any of its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time or both, would constitute a default) under, or give to any person any rights of termination, acceleration or cancellation of or result in the creation of any lien on any of the assets or properties of the Company, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The execution and delivery of this Agreement and the issuance (directly or indirectly) of Preferred Shares and the Conversion Shares is not, and will not be, subject to, or trigger, any preemptive rights, rights of first refusal, rights of first offer, notice rights, approval/consent rights, voting rights, review rights or similar rights of any third party and will not trigger any price reset or anti-dilution rights. No consent or approval of OEP AHCO Investment Holdings, LLC, One Equity Partners VII, L.P. or any of their respective Affiliates is necessary for the consummation of the transaction contemplated by this Agreement and the Ancillary Documents in accordance with the terms hereof and thereof, except to the extent that such consent has already been obtained and has not been revoked.

(iv)             Except for the filing of the Announcing Form 8-K (as defined below), compliance with any applicable state securities or blue sky laws, the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the filings required by the Registration Rights Agreement, no consent or approval of, or filing or registration with, any Governmental Entity is necessary for the execution, delivery and performance by the Company of this Agreement or the Ancillary Documents, other than such other consents, approvals, filings or registrations that, if not obtained, made or given, would not, individually or in the aggregate, be material to the Company and its subsidiaries, taken as a whole.

(b)               Sale of Securities. Based in part on the Holder’s representations in Section 2.01, the exchange of the Preferred Shares for the Conversion Shares is exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither the Company nor, to the Knowledge (as defined below) of the Company, any other person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offer or sales of the Preferred Shares or the Conversion Shares, and neither the Company nor, to the Knowledge of the Company, any person acting on its behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Preferred Shares under this Agreement or the Conversion Shares under the Certificate of Designation to be integrated with prior offerings by the Company, and the Company covenants and agrees that, following the date hereof, it will not take any action or steps that would cause the offering or issuance of the Preferred Shares under this Agreement or the Conversion Shares under the Certificate of Designation to be integrated with other offerings, in each case, for purposes of (i) the Securities Act that would result in any applicable exemption from registration under the Securities Act not being available for the offer, sale or issuance of the Preferred Shares or the Conversion Shares or (ii) the stockholder approval provisions of Nasdaq. Neither the Company nor any other person acting on its behalf has paid any commission or remuneration that would render the exemption from registration under Section 3(a)(9) under the Securities Act unavailable in connection with the issuance of the Preferred Shares or any Conversion Shares. The Company acknowledges and agrees that, for purposes of Rule 144 under the Securities Act, to the Company’s knowledge, the Holder’s holding period for the Preferred Shares and any Conversion Shares shall be deemed to have commenced on the date the Holder acquired the Exchanged Common Shares from the Company or an affiliate of the Company.

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(c)               Shares. The Preferred Shares to be delivered to the Holder hereunder and the Conversion Shares have been duly authorized and, when issued pursuant to this Agreement or the Certificate of Designation, as applicable, shall be validly issued, fully paid and non-assessable and not subject to pre-emptive rights created by statute, the Amended and Restated Bylaws of the Company (as amended or modified from time to time prior to the date hereof, the “Bylaws”) or the Second Amended and Restated Certificate of Incorporation of the Company (as amended or modified from time to time prior to the date hereof, the “Certificate of Incorporation”) or any contract to which the Company is a party or is otherwise bound. As of the Closing Date, the Company shall have the right, authority and power to sell, assign and transfer the Preferred Shares and any Conversion Shares to the Holder. Upon delivery of such Preferred Shares and any Conversion Shares to the Holder, the Holder shall acquire good, valid and marketable title to the Preferred Shares or Conversion Shares, as applicable, free and clear of all Lien, other than Permitted Liens. The Company has reserved from its duly authorized capital stock 15,810,547 shares of Class A Common Stock for issuance hereafter upon conversion of the Preferred Shares.

(d)               Capitalization.

(i)                 The total number of shares of all classes of capital stock which the Company is authorized to issue is 250,000,000 shares, which consists of (a) 245,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”), which Common Stock consists of (i) 210,000,000 shares of Class A Common Stock and (ii) 35,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), and (b) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), of which 185,000 shares of Preferred Stock are authorized as Series B-1 Preferred Stock. As of the close of business on June 15, 2020 (the “Capitalization Date”), there were 46,217,170 shares of Class A Common Stock outstanding, 28,508,750 shares of Class B Common Stock outstanding and no shares of Preferred Stock outstanding. As of the close of business on the Capitalization Date, (i) 2,905,179 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth Corp. 2019 Stock Incentive Plan (the “Stock Plan”), (ii) options to purchase 3,464,001 shares of Class A Common Stock (“Company Stock Options”) pursuant to the Stock Plan were outstanding, (iii) 1,572,203 unvested shares of Class A Common Stock granted pursuant to the Stock Plan were outstanding (together with the Company Stock Options, the “Company Stock Awards”), (iv)  1,000,000 shares of Class A Common Stock remained available for issuance pursuant to the AdaptHealth 2019 Employee Stock Purchase Plan and (v) public and private Warrants to acquire 7,946,237 shares of Class A Common Stock were outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive or similar rights. From the Capitalization Date through and as of the date of this Agreement, no other shares of Common Stock or Preferred Stock have been issued other than shares of Common Stock issued in respect of the exercise of Company Stock Options or grant or payment of Company Stock Awards in the ordinary course of business. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect.

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(ii)              No bonds, debentures, notes or other indebtedness having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except (i) pursuant to any cashless exercise provisions of any Company Stock Options or pursuant to the surrender of shares to the Company or the withholding of shares by the Company to cover tax withholding obligations under Company Stock Options or Company Stock Awards, (ii) for the Warrants and (iii) as set forth in Section 2.02(d)(i), the Company does not have and is not bound by any outstanding options, preemptive rights, rights of first offer, warrants, calls, commitments or other rights or agreements calling for the purchase, sale or issuance of, or securities or rights convertible into, or exchangeable for, any shares of Common Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement).

(e)               Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates.

(f)                Anti-Takeover Provisions. The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any “control share acquisition”, “interested stockholder”, “business combination”, “fair price”, “moratorium”, or other similar anti-takeover provision under the Certificate of Incorporation, Bylaws or other organizational documents or the Laws of the State of Delaware which is applicable to the Holder as a result of the consummation of the transactions contemplated by this Agreement and the Ancillary Documents in the manner contemplated hereby and thereby, including, without limitation, the Company’s issuance of the Preferred Shares and the Conversion Shares and the Holder’s ownership of the Preferred Shares and the Conversion Shares.

(g)               Investment Company Status. Neither the Company nor any of its subsidiaries in an “investment company,” and, to the Company’s Knowledge, neither the Company nor any of its subsidiaries is a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

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(h)               Certificate of Designation. The Series B-1 Certificate of Designation has been filed with the Secretary of State of the State of Delaware, has become effective and has not have been rescinded or revoked.

Article III.
COVENANTS

Section 3.01.      Reservation of Shares. On and after the date hereof, the Company shall at all times reserve and keep available, free of preemptive or similar rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue all of the Conversion Shares pursuant to the Certificate of Designation (without regard to the 4.9% Cap (as defined in the Certificate of Designation)).

Section 3.02.      Certain Stockholders’ Rights Plans. At any time that any Preferred Shares or Conversion Shares remain outstanding, the Company shall not adopt any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan that is applicable to the Holder unless the Company has excluded the Holder from the definition of “acquiring person” (or such similar term) as such term is defined in such anti-takeover agreement to the extent of the Holder’s beneficial ownership of Preferred Stock or Common Stock owned as of the date any such agreement or plan is adopted by the Company.

Section 3.03.      Blue Sky Filings. The Company shall make all filings, if any, under applicable securities or “Blue Sky” Laws of the states of the United States as shall be necessary in connection with the offering and sale of the Preferred Shares and the Conversion Shares.

Section 3.04.      Listing. At or prior to the Closing, the Company shall use its reasonable efforts to cause Nasdaq to have completed its review of a “Listing of Additional Shares Notification Form” for listing of the Conversion Shares on the Nasdaq Capital Market (“Nasdaq CM”). From time to time following the Closing Date, in the event the number of Conversion Shares into which the Preferred Shares are convertible increases under the Certificate of Designation, the Company shall, as necessary to maintain the listing of the Conversion Shares, apply to cause the number of Conversion Shares issuable upon conversion of the then outstanding Preferred Shares to be listed on the Nasdaq CM.

Section 3.05.      Disclosure. On or prior to June 26, 2020, the Company shall file with the SEC one or more Forms 8-K describing the terms of the transactions contemplated by this Agreement and the Ancillary Documents, and including as exhibits to such Form(s) 8-K this Agreement, the form of Series B-1 Certificate of Designation and the form of RRA Amendment, without redaction (including all schedules, exhibits, appendices hereto and thereto) (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”).

Section 3.06.      Undertaking.  The Holder undertakes that it will only sell or otherwise transfer the Conversion Shares pursuant to either registration under the Securities Act or an exemption therefrom, and that if the Conversion Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein.  The Company acknowledges and agrees that the foregoing undertaking constitutes the Undertaking (as defined in the Certificate of Designation) and that no additional Undertaking by or on behalf of the Holder shall be required (i) to satisfy clause (A) of the definition of “Unrestricted Conditions” under the Certificate of Designation or (ii) for purposes of Section 6(d)(iii) of the Certificate of Designation so long as this Undertaking remains in effect.

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Article IV.
CONDITIONS PRECEDENT.

Section 4.01.      Conditions to the Company’s and Holder’s Obligations. The obligations of the Holder, on the one hand, and the Company, on the other hand, to consummate the Exchange and effect the Closing are subject to the satisfaction at the Closing of the following condition: no temporary restraining order, preliminary or permanent injunction or other judgement or order issued by any Governmental Entity shall have been issued, and no Law shall be in effect, restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

Section 4.02.      Conditions to the Company’s Obligations. The obligation of the Company to consummate the Exchange and effect the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)               The Holder shall have delivered to the Company at the Closing the deliverables set forth in Section 1.02(a)(i); and

(b)               The representations and warranties of the Holder contained in Section 2.01 shall be true and correct as of the date when made and as of the Closing Date as though made as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to materially impair or delay the Holder’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated hereby, and the Holder shall have in all material respects performed, satisfied and complied with the covenants, agreements and conditions required hereunder to be performed, satisfied or complied with by the Holder at or prior to the Closing Date.

Section 4.03.      Conditions to the Holder’s Obligations. The obligation of the Holder to consummate the Exchange and effect the Closing is subject to the satisfaction at or prior to the Closing of the following conditions:

(a)               The Company shall have delivered to the Holder at the Closing the deliverables set forth in Section 1.02(a)(ii);

(b)               The representations and warranties of the Company contained in Section 2.02 (disregarding all qualifications as to materiality set forth therein) shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made as of such date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and the Company shall have in all material respects performed, satisfied and complied with the covenants, agreements and conditions required hereunder to be performed, satisfied or complied with by the Holder at or prior to the Closing Date;

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(c)               The Company shall have delivered to the Holder a copy of the Certificate of Designations that has been filed with the Secretary of State of the State of Delaware;

(d)               The Holder (or their counsel) shall have received customary legal opinions from Willkie Farr & Gallagher LLP, as counsel to the Company, containing the opinions substantially in the form set forth in Schedule B;

(e)               Nasdaq shall have completed its review of a “Listing of Additional Shares Notification Form” for listing of the Conversion Shares on the Nasdaq Capital Market; and

(f)                The Registration Rights Agreement shall have been amended as set forth in Exhibit B (the “RRA Amendment”), and the Holder shall have received evidence reasonably satisfactory to the Holder that RRA Amendment shall have been adopted by the Company and the holders of a majority of the Registrable Securities (as defined in the Registration Rights Agreement).

Article V.
MISCELLANEOUS

Section 5.01.      Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and understandings, both oral and written (including the Letter Agreement), among the Holder and the Company with respect to the subject matter hereof.

Section 5.02.      Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any breach or default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent breach or default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 5.03.      Successors and Assigns. All of the covenants and provisions of this Agreement by or for the benefit of the Holder or the Company shall bind and inure to the benefit of their respective successors and permitted assigns. No party hereunder may assign its rights or obligations hereunder without the prior written consent of the other parties hereto, except that the Holder may assign its rights hereunder to any Related Fund and/or to any assignee or transferee of Preferred Shares or Conversion Shares; provided, that no such assignment shall relieve the Holder of its obligations hereunder. “Related Fund” means any investment fund or managed account that is managed on a discretionary basis by the same investment manager as the Holder.

Section 5.04.      Counterparts; Effectiveness. This Agreement and any amendment hereto may be executed and delivered in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

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Section 5.05.      Effect of Headings. The section and subsection headings herein are for convenience only and not part of this Agreement and shall not affect the interpretation thereof.

Section 5.06.      Further Assurances. The parties hereby agree, from time to time, as and when reasonably requested by any other party hereto, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as may be reasonably necessary or desirable in order to carry out the intent and purposes of this Agreement (including to effectuate the surrender of voting rights as contemplated by Section 1.02(c)).

Section 5.07.      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 5.08.      Reserved.

Section 5.09.      Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby. The parties hereby irrevocably and unconditionally consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit or proceeding and irrevocably waive, to the fullest extent permitted by Law, any objection that they may now or hereafter have to the laying of the venue of any such action, suit or proceeding in any such court or that any such action, suit or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 5.11 shall be deemed effective service of process on such party.

Section 5.10.      WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 5.11.      Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by electronic mail (so long as such transmission does not generate an error message or notice of non-delivery), (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Holder:

c/o Deerfield Management Company L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
Attn: David J. Clark
Email: dclark@deerfield.com

with a copy to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, Illinois 60661
Attn: Mark D. Wood, Esq.
Email: mark.wood@katten.com

If to the Company:

AdaptHealth Corp.

220 West Germantown Pike Suite 250

Plymouth Meeting, PA 19462
Attention: General Counsel

E-mail: cjoyce@adapthealth.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Steven J. Gartner

   Michael E. Brandt

   Danielle Scalzo

E-mail: sgartner@willkie.com

     mbrandt@willkie.com

     dscalzo@willkie.com
Facsimile: 212-728-9962

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Section 5.12.      Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex, letter and schedule references not attributed to a particular document shall be references to such exhibits, annexes, letters and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

(a)               the word “or” is not exclusive;

(b)               the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(c)               the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(d)               “beneficial owner,” “beneficially own” or “beneficial ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a person or entity’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance).

(e)               the term “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or State of Pennsylvania generally are authorized or required by Law or other governmental action to close; and

(f)                the term “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(g)               “Affiliate” means, with respect to any specified person, any other person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person. Without limiting the foregoing, with respect to the Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder shall be deemed an Affiliate of such Holder.

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(h)               “Company Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that, either alone or in combination, has had, or would be reasonably expected to have, (a) a materially adverse effect on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole; provided, however, that none of the following shall constitute or be deemed to contribute to a Company Material Adverse Effect, or shall otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect arising out of, resulting from or attributable to (i) (A) the economy generally or credit, currency, oil, financial, banking, securities, capital markets or financial markets generally (including any decline in the price of any security, commodity or market index), including changes in interest or exchange rates, and (B) changes or conditions generally affecting the industry or markets in which the Company participates, (ii) any changes or prospective changes in applicable Law, GAAP, or the enforcement or interpretation thereof after the date hereof or any action required to be taken under any Law by which the Company or any of its subsidiaries (or any of their respective assets or properties) is bound, (iii) any international or national political, regulatory or social conditions, hostilities, cyber-attack, act of war, sabotage, terrorism, declaration of national emergency or military actions, or any escalation or worsening of any such hostilities, cyber-attack, act of war, sabotage, terrorism, declaration of national emergency or military actions, (iv) the failure of the Company to meet or achieve the results set forth in any internal budget, plan, projection or forecast; provided that this clause (iv) will not prevent a determination that any change, effect or other cause underlying such failure to meet budgets, plans, projections or forecasts has resulted in or contributed to a Company Material Adverse Effect, (v) actions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Holder, (vi) the negotiation or execution of this Agreement or any other Ancillary Document or announcement, pendency or consummation of this Agreement or the transactions contemplated hereby or thereby or the identity, nature or ownership of the Holder, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with any of its or their business relations or employees, (vii) epidemics, pandemics or disease or virus outbreaks (including the COVID-19 virus) or (viii) hurricanes, earthquakes, tsunamis, tornados, mudslides, floods or other natural disasters, weather conditions, explosions or fires or other force majeure events or acts of God, whether or not caused by any person, or any national or international calamity or crisis; provided that the matters described in clauses (i), (iii) and (viii) shall be included and taken into account in the term “Company Material Adverse Effect” to the extent any such matter has a disproportionate adverse impact on the business, operations, assets, liabilities or condition (financial or otherwise) or results of operations of the Company, taken as a whole, relative to the other participants in the industries in which they operate; and (b) a material impairment on or material delay in the ability of the Company to perform its material obligations under this Agreement or any Ancillary Document or to consummate the transactions contemplated by this Agreement and/or the Ancillary Documents.

(i)                 “Governmental Entity” means any court, administrative or regulatory agency or commission or other governmental or arbitral body or authority or instrumentality, including the SEC and any state-controlled or owned corporation or enterprise, in each case whether federal, state, local or foreign, and any applicable industry self-regulatory organization (including Nasdaq).

(j)                 “Knowledge of the Company” means the actual knowledge after reasonable inquiry of one or more of Luke McGee, Joshua Parnes, Christopher Joyce, Wendy Russalesi, Gregg Holst, John Gentile, Shaw Rietkerk or Andy Palan.

(k)               “Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, code, treaty, constitution, regulation, judgment, order, writ, injunction, ruling, decree, administrative interpretation or agency requirement of any Governmental Entity.

(l)                 “Permitted Liens” means (i) Liens arising under this Agreement, the Registration Rights Agreement, the Voting Agreement, the Subscription Agreement or any other agreement to which the Company is a party, (ii) Liens imposed by the Company and (iii) restrictions on transfer arising under applicable securities laws.

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(m)             “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of November 8, 2019, by and among AdaptHealth Holdings LLC and certain other parties thereto, as amended.

(n)               “Retained Shares” means the 1,369,341 Owned Common Shares that are not being exchanged for Preferred Shares hereunder.

(o)               “Subscription Agreement” means the Amended and Restated Subscription Agreement, dated October 15, 2019, by and between the Holder and the Company (without expanding, limiting or otherwise modifying any provision thereof).

Section 5.13.      Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

Section 5.14.      Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 5.15.      No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the parties hereto (and their permitted assigns), any benefit, right or remedies.

Section 5.16.      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Agreement, and no party will allege, and each party hereby waives, the defense or counterclaim that there is an adequate remedy at law.

[The remainder of this page is intentionally left blank—signature pages follow]

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first written above.

THE COMPANY: ADAPTHEALTH CORP.
By:	/s/ Luke McGee
Name:	Luke McGee
Title:	Chief Executive Officer

[Signature page to Exchange Agreement]

HOLDER:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By: Deerfield Mgmt III, L.P., its General Partner
By: J.E. Flynn Capital III, LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

[Signature page to Exchange Agreement]

Schedule A

Record Holder	Equity Type	Number Held
The Depository Trust Company or its nominee	Class A Common Stock	2,500,000
Deerfield Private Design Fund IV, L.P.	Class A Common Stock	14,679,888

Exhibit A

Series B-1 Certificate of Designation

ADAPTHEALTH CORP.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151(g) OF THE
DELAWARE GENERAL CORPORATION LAW

ADAPTHEALTH CORP., a Delaware corporation (the “Company”), in accordance with the provisions of Section 103 of the Delaware General Corporation Law (the “DGCL”), does hereby certify that, in accordance with Section 151 of the DGCL, the following resolution was duly adopted by the Board of Directors of the Company (the “Board of Directors”) on June 12, 2020:

RESOLVED, that, pursuant to the authority granted to and vested in the Board in accordance with the provisions of the Company’s Second Amended and Restated Articles of Incorporation, the Board hereby authorizes a series of preferred stock, par value $0.0001 per share, of the Company, classified as “Series B-1 Convertible Preferred Stock” consisting of such number of shares as may be determined by the authorized officer to allow for the exchange and the Deerfield investment, and with such voting powers and preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as set forth below:

SERIES B-1 CONVERTIBLE PREFERRED STOCK

Section 1.                Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

“Alternate Consideration” shall have the meaning set forth in Section 7(b).

“Board of Directors” shall have the meaning set forth in the preamble.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York or the State of Pennsylvania are authorized or required by law, regulation or executive order to be closed.

“By-Laws” means the Amended and Restated By-Laws of the Company, as may be amended from time to time.

“Certificate of Designation” shall mean this Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock, as may be amended from time to time.

“Certificate of Incorporation” shall have the meaning set forth in the preamble.

“Class A Common Stock” means the Common Stock of the Company designated as Class A common stock, $0.0001 par value per share.

“Class B Common Stock” means the Common Stock of the Company designated as Class B common stock, $0.0001 par value per share.

“Common Stock” means (i) the Company’s common stock, par value $0.0001 per share, consisting of Class A Common Stock and Class B Common Stock, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Common Stock Equivalents” means any securities of the Company or its subsidiaries that would entitle the holder thereof to acquire at any time Class A Common Stock, including any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Rate” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Class A Common Stock issuable upon conversion of the shares of Series B-1 Preferred Stock in accordance with the terms hereof.

“DGCL” shall have the meaning set forth in the preamble.

“Distributions” shall have the meaning set forth in Section 5(a).

“DTC” shall have the meaning set forth in Section 6(c)(i).

“DWAC” shall have the meaning set forth in Section 6(c)(i).

“Eligible Market” means the New York Stock Exchange, Inc., the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market (or, in each case, any successor thereto).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” means the Exchange Agreement, dated as of June 24, 2020 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms), by and between the Company and Deerfield Private Design Fund IV, L.P.

“Fundamental Transaction” shall have the meaning set forth in Section 7(b).

“Holder” and “Holders” shall have the meaning given such terms in Section 2(a).

“Junior Securities” shall have the meaning set forth in Section 5(a).

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Class A Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Class A Common Stock or in any options contracts or futures contracts relating to the Class A Common Stock.

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Parity Securities” shall have the meaning set forth in Section 5(a).

“Person” means any individual, sole proprietorship, partnership (general or limited), limited liability company, joint venture, company, trust (statutory or common law), unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental or regulatory agency.

“Preferred Stock” means the Company’s preferred stock, par value $0.0001 per share, whether designated or undesignated and, if designated, of any class or series (including Series A Preferred Stock), as authorized under the Certificate of Incorporation.

“Principal Market” means, with respect to the Class A Common Stock, the principal Eligible Market on which the Class A Common Stock is listed, and with respect to any other security, the principal securities exchange or trading market for such security.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” shall have the meaning set forth in Section 5(a).

“Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.0001 per share, of the Company, as shall be designated in a Certificate of Designation, Preferences and Rights to be filed with the Secretary of State after the date hereof.

“Series B-1 Liquidation Amount” means, with respect to each share of Series B-1 Preferred Stock, an amount equal to $0.0001.

“Series B-1 Preferred Stock” shall have the meaning set forth in Section 2(a).

“Series B-1 Preferred Stock Register” shall have the meaning set forth in Section 2(b).

“Series B-2 Preferred Stock” shall mean the Series B-2 Convertible Preferred Stock, par value $0.0001 per share, of the Company, as shall be designated in a Certificate of Designation, Preferences and Rights to be filed with the Secretary of State after the date hereof.

“Share Delivery Date” shall have the meaning set forth in Section 6(c)(i).

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date (which, as of the date hereof, is two (2) Trading Days).

“Trading Day” means a day on which the Class A Common Stock is traded for any period on the Principal Market and on which there has not occurred a Market Disruption Event.

Section 2.                Designation, Amount and Par Value; Assignment.

a)                  The series of preferred stock designated by this Certificate of Designation shall be designated as the Company’s Series B-1 Convertible Preferred Stock (the “Series B-1 Preferred Stock”), and the number of shares so designated shall be 185,000 (which shall not be subject to increase (whether by amendment, merger, consolidation or otherwise) without the written consent of the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock (each holder of any outstanding shares of Series B-1 Preferred Stock, a “Holder” and collectively, the “Holders”)) and shall be designated from the 5,000,000 shares of Preferred Stock authorized to be issued under the Certificate of Incorporation. Each share of Series B-1 Preferred Stock shall have a par value of $0.0001 per share; provided, however, that the Board of Directors may increase such number of authorized Series B-1 Preferred Stock without such consent as necessary to allow for the conversion of Series B-2 Preferred Stock into Series B-1 Preferred Stock.

b)                  The Company shall register (or cause to be registered) shares of the Series B-1 Preferred Stock, upon records to be maintained by the Company (or the transfer agent for the Class A Common Stock, acting as transfer agent for the B-1 Preferred Stock (the “Transfer Agent”), if such transfer agent is a “qualified custodian” (as defined in Rule 206(4)-2 (or successor thereto) under the Investment Advisers Act of 1940, as amended) and shares of Series B-1 Preferred Stock are being issued electronically by book-entry in the books and records of such transfer agent) for that purpose (the “Series B-1 Preferred Stock Register”), in the name of the Holders thereof from time to time. The Company and, as applicable, the Transfer Agent may deem and treat the registered Holder of shares of Series B-1 Preferred Stock as the absolute owner thereof for the purpose of any conversion thereof and for all other purposes. The Company shall register (or, as applicable, cause the Transfer Agent to register) the transfer of any shares of Series B-1 Preferred Stock in the Series B-1 Preferred Stock Register, upon surrender of the certificates evidencing such shares to be transferred, duly endorsed by the Holder thereof, to the Company at its address specified herein or, if such shares of Series B-1 Preferred Stock are held electronically in book-entry position in the books and records of the Transfer Agent, upon the delivery to the Transfer Agent of written instructions to effect such transfer. Upon any such registration or transfer, a new certificate evidencing or evidence of book entry position of the shares of Series B-1 Preferred Stock so transferred shall be issued to the transferee and a new certificate evidencing or evidence of book entry position of the remaining portion of the shares not so transferred, if any, shall be issued to the transferring Holder, in each case, within three Business Days.

Section 3.                Dividends.

a)                  Holders shall be entitled to participate equally and ratably with the holders of shares of Class A Common Stock in all cash dividends paid on the shares of Class A Common Stock based on the number of shares of Class A Common Stock held by each such holder (determined on an as-converted to Class A Common Stock basis, based on the then-effective Conversion Rate and without giving effect to the 4.9% Cap) as of the record date fixed for determining those entitled to receive such distribution.

b)                  In the event the Company shall declare a distribution on the Class A Common Stock payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons or other assets (excluding cash dividends distributed in accordance with Section 3(a)), including options or rights to purchase any such securities or evidences of indebtedness or securities convertible into any of the foregoing, then, in each such case the holders of the Series B-1 Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 3(b) as though they were the holders of the number of shares of Class A Common Stock into which their shares of Series B-1 Preferred Stock are convertible based on the then-effective Conversion Rate (without giving effect to the 4.9% Cap) as of the record date fixed for the determination of the holders of Class A Common Stock of the Company entitled to receive such distribution. Notwithstanding anything herein to the contrary, (i) any distribution on the Class A Common Stock in the form of Class A Common Stock or any Common Stock Equivalents shall be subject to the terms of Section 7(a) and not this Section 3(b), and (ii) the conversion, exchange or exercise of any Common Stock Equivalent distributed in respect of shares of Series B-1 Preferred Stock into or for Class A Common Stock shall be subject to the provisions of Section 6(b) hereof, as if incorporated directly in such Common Stock Equivalent, mutatis mutandis.

Section 4.                Voting Rights. Except as otherwise provided herein or as otherwise required by the DGCL, the Series B-1 Preferred Stock shall have no voting rights. However, as long as any shares of Series B-1 Preferred Stock are outstanding, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series B-1 Preferred Stock, the Company shall not, directly or indirectly, whether by or through any subsidiary and whether by merger, consolidation or otherwise, (a) alter or change, directly or indirectly, the powers, preferences or rights of the Series B-1 Preferred Stock so as to affect them adversely or otherwise alter or amend this Certificate of Designation, or (b) amend, modify or repeal any provision of the Certificate of Incorporation or the By-Laws in a manner that would adversely affect or otherwise impair the rights of the Holders pursuant to this Certificate of Designation relative to the holders of shares of Common Stock. Notwithstanding any provision of the Certificate of Incorporation or the By-Laws to the contrary, any vote of the holders of Series B-1 Preferred Stock required under the terms of the DGCL, this Certificate of Designation or otherwise may be taken by written consent or electronic transmission.

Section 5.                Rank; Liquidation.

a)                  Rank. The Series B-1 Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms junior to any Series B-1 Preferred Stock (“Junior Securities”); (iii) on parity with any class or series of capital stock of the Company created specifically ranking by its terms on parity with the Series B-1 Preferred Stock (“Parity Securities”); and (iv) junior to any class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to any Series B-1 Preferred Stock (“Senior Securities”), in each case, as to dividends or distributions of assets upon liquidation, dissolution or winding up of the Company, whether voluntarily or involuntarily (all such distributions being referred to collectively as “Distributions”).

b)                  Liquidation, Dissolution, or Winding Up. Subject to any superior liquidation rights of the holders of any Senior Securities of the Company and the rights of the Company’s existing and future creditors, upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each Holder shall be entitled to be paid out of the assets of the Company legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities, an amount equal to the greater of (i) the sum of the Series B-1 Liquidation Amount for each share of Series B-1 Preferred Stock held by such Holder and an amount equal to any dividends declared but unpaid thereon and (ii) the amount the Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Company, converted such shares of Series B-1 Preferred Stock into Class A Common Stock (based on the then effective Conversion Rate and without giving effect to the 4.9% Cap or any other limitations on conversion set forth herein). Holders of Series B-1 Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this Section 5 and will have no right or claim to any of the Company’s remaining assets.

Section 6.                Conversion.

a)                  Conversions at Option of Holder. Shares of Series B-1 Preferred Stock shall be convertible, at any time and from time to time from and after the date of issuance, at the option of the Holder thereof, into fully paid and non-assessable shares of Class A Common Stock at the rate of 100 shares of Class A Common Stock for each share of Series B-1 Preferred Stock held by such Holder, subject to adjustment as provided herein (the “Conversion Rate”). Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”) duly completed. The Notice of Conversion shall specify the number of shares of Series B-1 Preferred Stock to be converted. The “Conversion Date,” or the date on which a conversion shall be deemed effective, shall be defined as the Trading Day that the Notice of Conversion, completed and executed, is sent by electronic mail or facsimile to, and received during regular business hours by, the Company. Shares of Series B-1 Preferred Stock converted into Class A Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued. Shares of Series B-1 Preferred Stock so converted shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-1 Preferred Stock as set forth in Section 8(h). No Holder shall be required to physically surrender any certificate(s) representing the Series B-1 Preferred Stock to the Company until all shares of Series B-1 Preferred Stock represented by such certificate(s) have been converted in full, in which case the applicable Holder shall surrender such certificate(s) to the Company for cancellation on the date the final Notice of Conversion is delivered to the Company. Delivery of a Notice of Conversion with respect to a partial conversion shall have the same effect as cancellation of the original certificate(s) representing such shares of Series B-1 Preferred Stock and issuance of a certificate representing the remaining shares of Series B-1 Preferred Stock. In accordance with the preceding sentence, upon the written request of the applicable Holder and the surrender of certificate(s) representing Series B-1 Preferred Stock, the Company shall, within three (3) Trading Days of such request, deliver to such Holder certificate(s) (as specified by such Holder in such request) representing such remaining shares of Series B-1 Preferred Stock.

b)                  Beneficial Ownership Limitation. Notwithstanding anything herein to the contrary, the Company shall not effect any conversion of the Series B-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series B-1 Preferred Stock, to the extent that, upon such conversion, the number of shares of Class A Common Stock then beneficially owned by such Holder and its Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, including shares held by any “group” of which such Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth hereinafter, would exceed 4.9% of the total number of shares of Common Stock then issued and outstanding (the “4.9% Cap”); provided that the 4.9% Cap shall not apply to the extent that the Common Stock is not deemed to constitute an “equity security” pursuant to Rule 13d-1(i) under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by such Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, each Holder may rely on the number of outstanding shares of Common Stock as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to such Holder the number of shares of Common Stock outstanding as provided in the next sentence (in which case such Holder may rely upon such confirmation). Upon the written request of such Holder, the Company shall, within two (2) Trading Days, confirm in writing to such Holder the number of shares of Common Stock then outstanding. Each delivery of a Notice of Conversion by a Holder will constitute a representation by such Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of shares of Class A Common Stock requested in such Notice of Conversion is permitted under this paragraph. For purposes of this Section 6(b), the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Class A Common Stock issuable upon conversion of the Series B-1 Preferred Stock subject to the Notice of Conversion with respect to which such determination is being made, but shall exclude the number of shares of Class A Common Stock which are issuable upon (A) conversion of the remaining, unconverted Series B-1 Preferred Stock beneficially owned by such Holder or any of its Affiliates, and (B) exercise, exchange or conversion of the unexercised, unexchanged or unconverted portion of any other securities of the Company subject to a limitation on conversion, exchange or exercise analogous to the limitation contained herein (including the Series A Preferred Stock and any other class or series of Preferred Stock and warrants) beneficially owned by such Holder or any of its Affiliates.

c)                  Mechanics of Conversion

i.                        Delivery of Certificate or Electronic Issuance Upon Conversion. Upon receipt or deemed receipt by the Company of a copy of each Notice of Conversion (and, if required by Section 6(a), any certificate(s) representing the Series B-1 Preferred Stock), the Company shall promptly send, via electronic mail, a confirmation of receipt of such Notice of Conversion to the Holder and the Company’s designated transfer agent (the “Transfer Agent”), which confirmation to the Transfer Agent shall constitute an instruction to the Transfer Agent issue the applicable Conversion Shares in accordance with such Notice of Conversion. On or before the second (2nd) Trading Day (or, if earlier, the end of the Standard Settlement Period) following the date of receipt or deemed receipt by the Company of the Notice of Conversion, if any Unrestricted Condition (as defined below) is satisfied as of the Conversion Date, the Transfer Agent shall credit such aggregate number of Conversion Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal at Custodian (DWAC) system for the number of Conversion Shares to which the Holder shall be entitled (such delivery deadline, the “Share Delivery Date”), or if none of the Unrestricted Conditions is satisfied as of the Conversion Date, the Company shall, on or before the Share Delivery Date, issue and deliver to the Holder or its designee certificates, registered in the name of the Holder or its designee, representing the aggregate number of shares of Class A Common Stock to which the Holder shall be entitled. Subject to any contractual restrictions or lock-up agreements to which such Holder may be a party, the Conversion Shares will be freely transferable, and will not contain a legend restricting the resale or transferability of the Conversion Shares, if any of the Unrestricted Conditions is met with respect thereto. If such shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the applicable Holder shall be entitled to elect to rescind such Notice of Conversion by written notice to the Company at any time on or before receipt of such shares, in which event the Company shall promptly return to such Holder any Series B-1 Preferred Stock certificate delivered to the Company, and such Holder shall promptly direct the return of any shares of Class A Common Stock delivered to the Holder through the DWAC system, representing the shares of Series B-1 Preferred Stock unsuccessfully tendered for conversion to the Company.

ii.                        Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Class A Common Stock for the sole purpose of issuance upon conversion of the Series B-1 Preferred Stock and payment of dividends on the Series B-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series B-1 Preferred Stock, not less than such aggregate number of shares of the Class A Common Stock as shall be issuable (taking into account the adjustments pursuant to Section 7 and without regard to the 4.9% Cap) upon the conversion of all outstanding shares of Series B-1 Preferred Stock. The Company covenants that all shares of Class A Common Stock that shall be so issuable shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable.

iii.                        Fractional Shares. No fractional shares or scrip representing fractional shares of Class A Common Stock shall be issued upon the conversion of the Series B-1 Preferred Stock. As to any fraction of a share which a Holder would otherwise be entitled to receive upon such conversion, the Company shall round up to the next whole share.

iv.                        Taxes. The Company shall be responsible for paying, and the issuance of certificates for shares of the Class A Common Stock upon conversion of the Series B-1 Preferred Stock shall be made without charge to any Holder for, any stamp, court or documentary, intangible, filing or similar taxes that may be payable in respect of the issuance or delivery thereof. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-1 Preferred Stock, shares of Class A Common Stock or other securities in a name other than the name in which the shares of Series B-1 Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment, unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

v.                        Status as Preferred Stockholder. Effective as of the delivery by a Holder of the Notice of Conversion by such Holder by facsimile or electronic mail, as provided herein, subject to Section 6(b) hereof, (A) the shares of Series B-1 Preferred Stock being converted shall be deemed converted into shares of Class A Common Stock, (B) such Holder shall be deemed the Holder or record of such applicable Conversion Shares, and (C) subject to a Holder’s right to rescind a Notice of Conversion pursuant to Section 6(c)(i), such Holder’s rights as a Holder of such converted shares of Series B-1 Preferred Stock shall cease and terminate, excepting only the right to receive electronic delivery of such shares, and to any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Company to comply with the terms of this Certificate of Designation. In all cases, the Holder shall retain all of its rights and remedies for the Company’s failure to convert Series B-1 Preferred Stock.

d)                  Legends.

i.                        Restrictive Legend. The Holder understands that, except as otherwise specified pursuant to Section 6(d)(ii), the certificates representing shares of Series B-1 Preferred Stock and the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of such certificates):

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY AND THE SHARES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, TRANSFERRED OR AS-SIGNED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(A)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF” SALE SUBJECT TO THE COMPANY’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE, TRANSFER, ENCUMBRANCE, ASSIGNMENT OR OTHER DISPOSITION TO REQUIRE THE DELIVERY OF REASONABLE AND CUSTOMARY CERTIFICATIONS, OPINIONS OF COUNSEL AND/OR OTHER INFORMATION REASONABLY SATISFACTORY TO EACH OF THEM.”

ii.                        Removal of Restrictive Legend. Notwithstanding the foregoing, the certificates evidencing the shares of Series B-1 Preferred Stock and the Conversion Shares, as applicable, shall not contain any legend restricting the transfer thereof (including the legend set forth above in subsection 6(d)(i)): (A) while a registration statement covering the sale or resale of such shares is effective under the Securities Act, subject to the Holder’s delivery to the Company of an undertaking that such Holder will only sell or otherwise transfer such shares pursuant to either registration under the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein (an “Undertaking”), or (B) if the Holder provides customary paperwork to the effect that it has sold such shares pursuant to Rule 144, or (C) if such shares are eligible for sale under Rule 144(b)(1) (without the application of Rule 144(c)(1)) as set forth in customary non-affiliate paperwork provided by the Holder, or (D) if at any time on or after the date that is three months after the Closing Date (as defined in the Exchange Agreement) (the “Non-affiliation Date”) the Holder certifies that it is not an Affiliate of the Company and that the Holder’s holding period for the purposes of Rule 144 is at least six (6) months, subject to the Holder’s delivery to the Company of an Undertaking; provided, that each Holder shall be deemed to have given such certification upon each delivery of a Notice of Conversion, unless such Holder otherwise advises the Company in writing, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). Subject to the terms and conditions hereof, upon the reasonable request of the Holder, the Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Non-affiliation Date, or at such other time as any of the Unrestricted Conditions have been satisfied, if required by the Company’s Transfer Agent, to effect the issuance of the shares of Series B-1 Preferred Stock or the Conversion Shares without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of any shares of Series B-1 Preferred Stock or Conversion Shares, as applicable, then such shares shall be issued free of all legends. The Company agrees that following the Non-affiliation Date or at such time as any of the Unrestricted Conditions are met or such legend is otherwise no longer required under this Section 6(d)(ii), it will, no later than two (2) Trading Days (or, if less, the number of days comprising the Standard Settlement Period) following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Series B-1 Preferred Stock or Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to such Holder a certificate (or electronic transfer) representing such shares that is free from all restrictive and other legends.

iii.                        Sale of Unlegended Shares. The removal of any restrictive legends from any securities as set forth in this Section 6 is predicated upon, and the Company’s reliance on, the applicable Holder delivering an Undertaking to the Company; provided that no Holder shall be required to give more than one Undertaking covering the same shares while an Undertaking with respect to such shares remains in effect.

Section 7.                Certain Adjustments.

a)                  Stock Dividends and Stock Splits. If the Company, at any time while the Series B-1 Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Class A Common Stock on shares of Class A Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include the issuance by the Company of any shares of Class A Common Stock upon conversion of this Series B-1 Preferred Stock); (B) subdivides outstanding shares of Class A Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of Class A Common Stock, any shares of capital stock of the Company, then the Conversion Rate shall be multiplied by a fraction, of which the numerator shall be the number of shares of Class A Common Stock (or in the event that clause (D) of this Section 7(a) shall apply, shares of reclassified capital stock), outstanding immediately after such event (excluding any treasury shares of the Company) and of which the denominator shall be the number of shares of Class A Common Stock outstanding immediately before such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive any such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If any such dividend, distribution, subdivision, combination or reclassification is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend, distribution, subdivision, combination or reclassification shall not occur to the Conversion Rate that would then be in effect if such dividend, distribution, subdivision, combination or reclassification had not been declared.

b)                  Fundamental Transaction. If, at any time while this Series B-1 Preferred Stock is outstanding, (i) the Company, directly or indirectly in one or more related transactions, effects any merger or consolidation of the Company with or into another Person (other than a merger in which the Company is the surviving or continuing entity and its capital stock outstanding immediately prior to the merger or consolidation is not exchanged for or converted into other securities, cash or other property), (ii) the Company, directly or indirectly in one or more related transactions, effects any sale of all or substantially all of its assets in one transaction or a series of related transactions and distributes the proceeds thereof to its stockholders, in each case, pursuant to which the Class A Common Stock is converted into cash, securities or other property, (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company, directly or indirectly in one or more related transactions, effects any reclassification of the Class A Common Stock or any compulsory share exchange pursuant (other than as a result of a dividend, subdivision or combination covered by Section 7(a) above) to which the Class A Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case covered by any of clauses (i) through (iv) of this Section 7(b), a “Fundamental Transaction”), then, upon the effectiveness of such Fundamental Transaction, each Holder of shares of Series B-1 Preferred Stock shall receive for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to the 4.9% Cap), the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Class A Common Stock (the “Alternate Consideration”). If holders of Class A Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each of the Holders shall be given the same choice as to the Alternate Consideration it receives upon any conversion of shares of Series B-1 Preferred Stock in connection with such Fundamental Transaction on the same terms and conditions as given to the holders of Class A Common Stock. To the extent necessary to effectuate the foregoing provisions, the Company shall cause any successor to the Company or surviving entity in such Fundamental Transaction (or any direct or indirect parent entity thereof) to assume in writing all of the obligations of the Company under this Certificate in accordance with the provisions of this Section 7(b) pursuant to written agreements in form and substance approved by the holders of a majority of the then outstanding shares of Series B-1 Preferred Stock prior to such Fundamental Transaction. The Company shall not have the power to enter into any agreement to which the Company or any of its Affiliates is a party and pursuant to which a Fundamental Transaction is effected unless such agreement shall include terms in compliance with the provisions of this Section 7(b).

c)                  Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/1000th of a share, as the case may be. For purposes of this Section 7, the number of shares of Class A Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Class A Common Stock (excluding any treasury shares of the Company) issued and outstanding.

d)                  Notice to the Holders.

i.                        Adjustment to Conversion Rate. Whenever the Conversion Rate is adjusted pursuant to any provision of this Section 7, the Company shall promptly deliver to each Holder a notice setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.                        Notice to Allow Conversion by Holder. If the Company delivers notice to the holders of Class A Common Stock, or makes a public announcement or public disclosure, with respect to (A) a dividend (or any other distribution in whatever form) on the Class A Common Stock, (B) a special nonrecurring cash dividend on or a redemption of the Class A Common Stock, (C) the authorization or the granting to all holders of the Class A Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) an annual or special meeting of stockholders or the solicitation of written consents, (E) the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company or any Fundamental Transaction, then, in each case, the Company shall deliver a copy of such notice to each Holder at its last address as it shall appear upon the stock books of the Company, at the same time as such notice is delivered to the holders of Class A Common Stock or, in the case of a public announcement or public disclosure, on the same date as such announcement or disclosure; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice.

Section 8.                Miscellaneous.

a)                  Notice. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including any Notice of Conversion, shall be in writing and delivered personally, by electronic mail (to cjoyce@adapthealth.com), or sent by a nationally recognized overnight courier service, addressed to the Company, at its principal place of business, to the attention of General Counsel, or such other electronic mail address or address as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by confirmed electronic mail or facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the electronic mail address, facsimile number or address of such Holder appearing on the books of the Company, or if no such facsimile number or address appears on the books of the Company, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time and date of transmission, if such notice or communication is delivered via electronic mail to the e-mail address specified in this Section 8(a), (ii) the first Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iii) otherwise upon actual receipt by the party to whom such notice is required to be given.

b)                  Lost or Mutilated Series B-1 Preferred Stock Certificate. If a Holder’s Series B-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof reasonably satisfactory to the Company and, in each case, customary and reasonable indemnity, if requested.

c)                  Waiver. Any waiver by the Company or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Company or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver by the Company or a Holder must be in writing. Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein (other than Section 6(b), which cannot be waived by the Holders) and any right of the Holders of Series B-1 Preferred Stock granted hereunder may be waived as to all shares of Series B-1 Preferred Stock (and the Holders thereof) upon the affirmative vote or written consent of the Holders of not less than a majority of the then outstanding shares of Series B-1 Preferred Stock, unless a higher percentage is required by the DGCL, in which case the affirmative consent or written consent of the Holders of not less than such higher percentage shall be required.

d)                  Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

e)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

f)                   Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

g)                  Status of Converted Series B-1 Preferred Stock. If any shares of Series B-1 Preferred Stock shall have been converted into shares of Class A Common Stock or reacquired by the Company, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B-1 Preferred Stock.

h)                  Determinations Made by Accountants. In the case of an inability of the Company and the holders of a majority of outstanding shares of Series B-1 Preferred Stock to reach a mutual agreement as to any arithmetic calculation hereunder, the Company or the Holders of a majority of the then outstanding Series B-1 Preferred Stock shall submit to the other their arithmetic calculations via electronic transmission within two (2) Trading Days of receipt, or deemed receipt, of any notice or other event giving rise to such dispute, as the case may be. If such Holder(s) and the Company are unable to agree upon such calculation within two (2) Trading Days after the submission of such disputed calculation, then the Company shall, within two (2) Trading Days thereafter, submit via electronic transmission the disputed arithmetic calculation, to an independent, reputable registered public accounting firm selected by the Company and approved by such Holder(s), which approval shall not be unreasonably withheld, conditioned or delayed. The accountants shall perform the determinations or calculations and notify the Company and such Holder(s) of the results no later than five (5) Trading Days from the time it receives from the Company and such Holder(s) their respective calculations. Such accountants’ determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding the foregoing, in the event of an inability of the Company and the Holders of a majority of the outstanding shares of Series B-1 Preferred Stock submitted for conversion to reach a mutual determination as to the Conversion Rate applicable to such shares as contemplated by the applicable Notice of Conversion, if requested by the Holder submitting such Notice of Conversion, the Company shall issue to such Holder the Conversion Shares, if any, that are not in dispute in accordance with the terms hereof. For the avoidance of doubt, any determinations made by the accountants, as the case may be, pursuant to this Section 8(h) shall be deemed to be “facts ascertainable” outside of this Certificate of Designation within the meaning of Sections 102(d) and 151(a) of the DGCL and shall not be deemed to be a determination in or relating to arbitration or made by an arbitrator.

i)                   Benefit of Holders. The provisions of this Certificate of Designation are intended to be for the benefit of all Holders from time to time and shall be enforceable by any such Holder.

j)                   Interpretative Matters. Unless otherwise indicated or the context otherwise requires, (a) all references to Sections are to Sections contained in this Certificate of Designation, (b) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (c) the words “hereof,” “herein” and words of similar effect shall reference this Certificate of Designation in its entirety, and (d) the use of the word “including” in this Certificate of Designation shall be by way of example rather than limitation.

*********************

RESOLVED, FURTHER, that the officers of the Company be and they hereby are authorized and directed to prepare and file this Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this day of June 24, 2020.

By:

Name:

Title:

ANNEX A

Conversion Notice

(To be executed by the Registered Holder in order to convert shares of Series B-1 Preferred Stock)

Reference is made to the Certificate of Designation of Preferences, Rights and Limitations of Series B-1 Convertible Preferred Stock (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”), of AdaptHealth Corp., a Delaware corporation (the “Corporation”), indicated below into shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), of the Corporation, by shares of Series B-1 Preferred Stock as specified below as of the date specified below.

Date of Conversion: _______

Number of shares of Series B-1 Preferred Stock to be converted: _______________________________

Please confirm the following information:

Number of shares of Common Stock to be issued: __________________________________________

Please issue the shares of Common Stock in accordance with the terms of the Certificate of Designation as follows:

Issue to: _________________________________________________________________________

E-mail: ____________________________________________________________________

DTC Participant Number and Name: ____________________________________________________________

Account Number: ______________

Exhibit B

AMENDMENT TO
REGISTRATION RIGHTS AGREEMENT

This AMENDMENT TO REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of June 24, 2020 (the “Amendment Date”) and amends that certain Registration Rights Agreement, dated as of November 8, 2019 (the “Original Agreement”), by and among AdaptHealth Corp., a Delaware corporation (“Pubco”), and certain of its shareholders party thereto (each a “Investor” and, collectively, the “Investors”). Capitalized terms used but not otherwise defined herein are defined in the Original Agreement.

RECITALS:

WHEREAS, pursuant to Section 13(d) of the Original Agreement, an amendment signed by Pubco and the holders of a majority of the Registrable Securities, will be binding on all Investors, whether or not party thereto; and

WHEREAS, Pubco and the holders of a majority of the Registrable Securities desire to amend the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and each of the parties hereto hereby agree and, pursuant to Section 13(d) of the Original Agreement, all other Investors not party hereto are hereby deemed to agree as follows:

1.                  Existing Registration Statement. The parties hereto acknowledge and agree that, (i) prior to the date hereof, Pubco filed with the Commission a Registration Statement on Form S-1 for an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of all of the Registrable Securities held by the Investors (the “Existing Resale Shelf Registration Statement”); and (ii) from and after the consummation of the Exchange (as defined in the Exchange Agreement, dated as of the date hereof (the “Exchange Agreement”), between the Company and Deerfield Private Design Fund IV, L.P.), the shares of Common Stock covered by the Existing Resale Shelf Registration Statement shall include the shares of Common Stock (the “Conversion Shares”) issuable upon conversion of the Series B-1 Convertible Preferred Stock of the Company issued to Deerfield Private Design Fund IV, L.P. pursuant to the Exchange Agreement. Without limiting the foregoing or any of Pubco’s obligations under the Registration Rights Agreement, Pubco hereby agrees to take such actions as shall be necessary (including filing supplements to the prospectus included in such Registration Statement) to keep the Existing Resale Shelf Registration Statement continuously effective and available for the resale of all of the Conversion Shares (in addition to all of the other Registrable Securities covered by the Existing Resale Shelf Registration Statement) in accordance with the plan of distribution set forth therein.

2.                  Amendment to Section 4(a). Section 4(a) of the Original Agreement is hereby amended and restated as follows:

(a)               If required by the managing underwriter(s), in connection with any underwritten Public Offering on or after the date hereof, each holder that beneficially owns 1% or more of the outstanding Common Stock shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by such managing underwriter(s); provided, however, that:

(i)                 Deerfield shall not be required to enter into lock-up agreements pursuant to this Section 4(a) on more than two (2) occasions,

(ii)              any lock-up agreements to which Deerfield enters into pursuant to this Section 4(a) shall be for a period of not more than sixty (60) days,

(iii)            the obligation of Deerfield to enter into lock-up agreements pursuant to this Section 4(a) shall terminate on November 8, 2021, and

(iv)             Deerfield shall not be required to enter into a lock-up agreement pursuant to this Section 4(a) within six (6) months following the expiration of a previous lock-up agreement entered into by Deerfield pursuant to this Section 4(a).

3.                  Amendment to Definitions.

(a)               Clauses (ii), and (iv) of the definition of Registrable Securities set forth in Section 12(q) of the Original Agreement is hereby amended as follows:

(i)                 Clause (ii) of such definition is amended by added the following at the end of such clause: “(including any Common Stock issued or issuable in respect of any Series B-1 Preferred Stock issued to Deerfield Private Design Fund IV in exchange for such Founder Shares pursuant to the Exchange Agreement)”

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(ii)              Clause (iv) of such definition is amended by added the following at the end of such clause: “(including any Common Stock issued or issuable in respect of any Series B-1 Preferred Stock issued to Deerfield Private Design Fund IV in exchange for such PIPE Shares pursuant to the Exchange Agreement)”

(b)               Section 12 of the Original Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:

“Deerfield” means Deerfield Private Design Fund IV, L.P., a Delaware limited partnership, together with any Related Deerfield Fund that becomes a party to this Agreement following the date hereof by execution of a joinder hereto or other written agreement between such Related Deerfield Fund and the Company.

“Related Deerfield Fund” means any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Deerfield Private Design Fund IV.

“Series B-1 Preferred Stock” means the Series B-1 Convertible Preferred Stock, par value $0.0001 per share, of the Company.

4.                  Amendment to Amendment Provisions. Section 13(d) of the Original Agreement is hereby amended by adding the following as the last sentence thereof:

“Notwithstanding anything to the contrary contained herein (and in addition to any other provision requiring the consent or approval of Deerfield hereunder), the definitions of “Deerfield”, “Related Deerfield Fund” and “Series B-1 Preferred Stock”, Section 4(a), any other provision of this Agreement that expressly relates to Deerfield, any Related Deerfield Fund or the Series B-1 Preferred Stock and this Section 13(d) may not be amended in a manner adverse to Deerfield without the prior written consent of Deerfield.”

5.                  No Additional Changes. Except as expressly and specifically amended by this Amendment, all provisions of the Original Agreement shall remain in full force and effect according to their terms, and the Investors shall continue to be bound by such Original Agreement as modified by this Amendment. In the event of any conflict between any provision of the Original Agreement and this Amendment, this Amendment shall control. From and after the date hereof, all references in the Original Agreement to “this Agreement” shall mean the Original Agreement as amended by this Amendment.

6.                  Capitalized Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

7.                  Counterparts. This Amendment may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same instrument; provided that in the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf’ format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf’ signature were the original thereof.

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8.                  Choice of Law. This Amendment is governed by the laws of the State of Delaware, without regard to its conflict of laws provisions.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

COMPANY:

ADAPTHEALTH HOLDINGS LLC

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

PUBCO:

ADAPTHEALTH CORP.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

INVESTORS:

DEERFIELD PRIVATE DESIGN FUND IV, L.P.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

INVESTORS: BLUEMOUNTAIN FOINAVEN MASTER FUND L.P.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

BMSB L.P.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

BLUEMOUNTAIN FURSAN FUND L.P.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

BLUEMOUNTAIN SUMMIT OPPORTUNITIES FUND II (US) L.P.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

CLIFTON BAY OFFSHORE INVESTMENTS L.P.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

QUADRANT MANAGEMENT, INC.

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

RICHARD BARASCH

By:

[Signature page to the Amendment to the Registration Rights Agreement]

2014 BARASCH FAMILY TRUST #1

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

BLUE RIVER NJ LLC By: The Josh Parnes 2018 NGCG Nevada Trust

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

QUAD CAPITAL, LLC By: The Josh Parnes 2018 NGCG Nevada Trust

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

JOSHUA PARNES

By:

[Signature page to the Amendment to the Registration Rights Agreement]

LUKE MCGEE

By:

[Signature page to the Amendment to the Registration Rights Agreement]

2321 CAPITAL LLC

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

FRESH POND INVESTMENT LLC

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

LBM DME HOLDINGS LLC

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

WHEATFIELD LLC

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]

MAYAID2001 LLC

By:
Name:
Title:

[Signature page to the Amendment to the Registration Rights Agreement]